                                 SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
                               (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement

[_]  CONFIDENTIAL, FOR USE OF THE
     COMMISSION ONLY (AS PERMITTED BY
     RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to (S) 240.14a-11(c) or (S) 240.14a-12

                               PSW TECHNOLOGIES
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

     -------------------------------------------------------------------------


     (2) Aggregate number of securities to which transaction applies:

     -------------------------------------------------------------------------


     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     -------------------------------------------------------------------------


     (4) Proposed maximum aggregate value of transaction:

     -------------------------------------------------------------------------


     (5) Total fee paid:

     -------------------------------------------------------------------------

[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     -------------------------------------------------------------------------


     (2) Form, Schedule or Registration Statement No.:

     -------------------------------------------------------------------------


     (3) Filing Party:

     -------------------------------------------------------------------------


     (4) Date Filed:

     -------------------------------------------------------------------------

Notes:

                   [Logo of PSW Technologies Appears Here]

                6300 BRIDGEPOINT PARKWAY, BUILDING 3, SUITE 200
                              AUSTIN, TEXAS 78730

                                  April 20, 2000

Dear Stockholder:

   You are cordially invited to attend the 2000 annual meeting of stockholders of PSW Technologies, Inc., which will be held at the Renaissance Austin Hotel, 9721 Arboretum Blvd., Austin, Texas on Wednesday, May 17, 2000 at 9:00 a.m. (Central Time).

   Details of the business to be conducted at the annual meeting are given in the attached Notice of Annual Meeting of Stockholders and Proxy Statement.

   After careful consideration, the Company's Board of Directors has unanimously approved the proposals set forth in the Proxy Statement and recommends that you vote for each proposal.

   In order for us to have an efficient meeting, please sign, date and return the enclosed proxy promptly in the accompanying reply envelope. If you are able to attend the annual meeting and wish to change your proxy vote, you may do so simply by voting in person at the annual meeting.

   We look forward to seeing you at the annual meeting.

                                          Sincerely,

                                      /S/ TIMOTHY D. WEBB

                                          TIMOTHY D. WEBB
                                          President and Chief Executive
                                           Officer


                            YOUR VOTE IS IMPORTANT

    IN ORDER TO ASSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE REQUESTED TO COMPLETE, SIGN AND DATE THE ENCLOSED PROXY AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE. NO POSTAGE NEED BE AFFIXED IF MAILED IN THE UNITED STATES.

                            PSW TECHNOLOGIES, INC.
                6300 BRIDGEPOINT PARKWAY, BUILDING 3, SUITE 200
                              AUSTIN, TEXAS 78730

                   NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD MAY 17, 2000

   The 2000 annual meeting of stockholders of PSW Technologies, Inc. (the "Company") will be held at the Renaissance Austin Hotel, 9721 Arboretum Blvd., Austin, Texas on Wednesday, May 17, 2000 at 9:00 a.m. (Central Time) for the following purposes:

  1. To elect seven directors to serve until the Annual Stockholders' Meeting in 2001, or in each case until their respective successors have been elected and qualified;

  2. To approve an amendment to the Company's Amended and Restated 1996 Stock Option/Stock Issuance Plan (the "Plan") which will effect the following changes:

    (i) increase the number of shares of the Company's Common Stock reserved for issuance under the Plan by an additional 1,000,000 shares;

    (ii) implement an automatic share increase provision to such plan so that the number of shares of Common Stock available for issuance under such plan will automatically increase on the first trading day in January each year, beginning with the 2001 calendar year, by an amount equal to eight percent (8%) of the shares of Common Stock outstanding on the last trading day of December of the immediately preceding calendar year, but in no event will any such annual increase exceed 2,000,000 shares of Common Stock; and

    (iii) provide greater flexibility concerning the limited transferability of non-statutory options in connection with estate planning transfers and transfers incident to domestic relations orders.

  3. To approve an amendment to the Company's Employee Stock Purchase Plan (the "Purchase Plan") to increase the number of shares of Common Stock authorized to be issued by 500,000 shares resulting in 900,00 shares available for issuance under the Purchase Plan;

  4. To approve an amendment to the Certification of Incorporation of the Company to change the name of the corporation to Concero Incorporated.

  5. To ratify the appointment of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 2000; and

  6. To act upon such other business as may properly come before the meeting or any adjournments thereof.

   Only stockholders of record at the close of business on March 31, 2000 are entitled to notice of, and to vote at, the meeting. A list of stockholders entitled to vote at the meeting will be available for inspection at the offices of the Company. Whether or not you plan to attend the meeting in person, please sign, date and return the enclosed proxy card in the reply envelope provided. If you attend the meeting and vote by ballot, your proxy will be revoked automatically and only your vote at the meeting will be counted. The prompt return of your proxy card will assist us in preparing for the meeting.

                                          By Order of the Board of Directors,

                                      /S/ NANCY A. RICHARDSON

                                          NANCY A. RICHARDSON
                                          Secretary

                            PSW TECHNOLOGIES, INC.
                6300 BRIDGEPOINT PARKWAY, BUILDING 3, SUITE 200
                              AUSTIN, TEXAS 78730

                               -----------------
                                PROXY STATEMENT
                               -----------------

   These proxy materials and the enclosed proxy card are being mailed in connection with the solicitation of proxies by the Board of Directors of PSW Technologies, Inc., a Delaware corporation (the "Company"), for the 2000 Annual Meeting of Stockholders to be held on Wednesday, May 17, 2000 at 9:00 a.m. (Central Time), and at any adjournment or postponement thereof (the "Annual Meeting") at the Renaissance Austin Hotel, 9721 Arboretum Blvd., Austin, Texas. These proxy materials were first mailed to stockholders of record beginning on approximately April 20, 2000.

   Any stockholder executing a proxy pursuant to this solicitation may revoke it at any time prior to its exercise by delivering written notice of such revocation to the Secretary of the Company before the Annual Meeting or by properly executing and delivering a proxy bearing a later date. Any stockholder present at the Annual Meeting who elects to vote his or her shares in person may also revoke proxies. The cost of soliciting proxies will be paid by the Company and may include reimbursement paid to brokerage firms and others for their expense in forwarding solicitation materials as well as the expense of preparing, assembling, photocopying and mailing this Proxy Statement. Solicitation will be made primarily through the use of the mail, however, regular employees of the Company may, without additional remuneration, solicit proxies personally by telephone or telegram.

   The Company's annual report to stockholders for the year ended December 31, 1999 (the "Annual Report") has been mailed concurrently with the mailing of the notice of the Annual Meeting and this Proxy Statement to all stockholders entitled to notice of, and to vote at, the Annual Meeting. The Annual Report is not incorporated into this Proxy Statement and is not considered proxy-soliciting material.

                              PURPOSE OF MEETING

   The specific proposals to be considered and acted upon at the Annual Meeting are summarized in the accompanying Notice of Annual Meeting of Stockholders. Each proposal is described in more detail in this Proxy Statement.

                        VOTING RIGHTS AND SOLICITATION

   The Company has fixed March 31, 2000 as the record date for determining those stockholders who are entitled to notice of, and to vote at, the Annual Meeting. At the close of business on the record date, the Company had 9,937,158 outstanding shares of common stock, par value $0.01 per share (the "Common Stock"). Each stockholder is entitled to one vote for each share of Common Stock held by such stockholder as of the record date. If a stockholder on the proxy has specified a choice as to the matters coming before the Annual Meeting, the shares will be voted accordingly. If no choice is specified on the returned proxy, the shares will be voted in favor of the approval of the proposals described in the Notice of Annual Meeting and in this Proxy Statement. Abstentions and broker non-votes (i.e., the submission of a proxy by a broker or nominee specifically indicating the lack of discretionary authority to vote on the matter) are counted for purposes of determining the presence or absence of a quorum for the transaction of business. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes, whereas broker non-votes will not be counted for purposes of determining whether or not a proposal has been approved.

                                  PROPOSAL 1

                             ELECTION OF DIRECTORS

VOTE REQUIRED

   A Board of seven directors is to be elected at the Annual Meeting to hold office until their term has expired at the 2001 Annual Meeting or until their successors are duly elected and qualified. In accordance with the Company's bylaws, nominees for election as directors receiving the greatest number of votes will be elected to the Board of Directors.

   Unless otherwise instructed, the persons named in the accompanying proxy card will vote the proxies received by them for each of the Company's nominees named below, each of whom is presently a director of the Company. If any nominee of the Company is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for any nominee who is designated by the present Board of Directors to fill the vacancy. It is not expected that any nominee will be unable or will decline to serve as a director.

   THE COMPANY'S BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE NOMINEES LISTED HEREIN, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.


        NOMINEE          AGE                    POSITION
        -------          ---                    --------
Timothy D. Webb.........  39 President, Chief Executive Officer and Director
Wade E. Saadi (1).......  50 Chairman of the Board
Edward C. Ateyeh, Jr.
 (1)....................  47 Director
Thomas A. Herring (2)...  49 Director
W. Frank King, Ph.D.
 (2)....................  60 Director
Kevin B. Kurtzman (2)...  52 Director
Michael J. Maples (1)...  57 Director

--------
(1) Member of the Compensation Committee.
(2) Member of the Audit Committee.

   Mr. Webb has served as President, Chief Executive and a director of PSW since September 1, 1998. Prior to joining PSW, Webb was Vice President, Enterprise Solutions for Syntel, Inc. From June 1995 through February 1998, Webb was employed by Oracle Corporation, last serving as a Regional Vice President for Oracle's Consulting Service Division. From 1983 through May 1995, Mr. Webb was employed by Andersen Consulting rising to the level of Associate Partner before leaving to join Oracle. Webb holds a bachelor's degree in Systems Management Engineering from Princeton University.

   Mr. Saadi has served on the Board of Directors of PSW since October 1, 1996. He is the founder of Pencom Systems Incorporated, a privately held New York corporation ("Pencom") and has served as its President and Chief Executive Officer since its inception in 1973. In 1996, Mr. Saadi won the Technology Entrepreneur of the Year Award(R) in New York City. Mr. Saadi is a governor of the Board of the Collectors Club and a regional vice president of the United States Philatelic Classics Society. Mr. Saadi attended the Polytechnic Institute of Brooklyn where he majored in chemical engineering.

   Mr. Ateyeh has served on the Board of Directors of PSW since October 1, 1996. He is presently an Executive Vice President of Pencom Systems Incorporated, where he has been employed since 1977. Mr. Ateyeh served as President of Pencom's software division, the predecessor to PSW, from 1989 to 1992. In 1994, Mr. Ateyeh founded Collective Technologies, Pencom's system management consulting division where he currently serves as President and Chief Executive Officer. Mr. Ateyeh is a board member of the Economic Development Council of the Greater Austin Chamber of Commerce, a member of the Austin Community College Software Industry Advisory Council, as well as the Austin Software Council's President/CEO Peer Group. Mr. Ateyeh earned a Bachelor of Science degree from the University of Notre Dame.

   Mr. Herring has served on the Board of Directors of PSW since January 1997. Since October 1998, he has served as a Partner in Polaris Venture Partners. From December 1997 to October 1998, Mr. Herring served as Senior Vice President of Compuware Corp., which acquired Numega Technologies, Inc. From May 1996 to December 1997, Mr. Herring served as Chief Executive Officer of Numega Technologies, Inc. From July 1995 to May 1996, Mr. Herring was Vice President of Corporate Marketing of Sybase, Inc., a software company. Mr. Herring was selected as the 1995 Software Industry Sales and Marketing Executive of the Year by Upside Magazine. He serves on the board of directors of Allaire Corporation. Mr. Herring holds a bachelor's degree in marketing and a master's degree in mathematics from Texas Tech University.

   Dr. King has served as a Director of PSW since October 1, 1996. From 1992 to September 1, 1998, Dr. King served as President and CEO of the Company. From 1988 to 1992, Dr. King was Senior Vice President of the Software Business group of Lotus, a software publishing company. Prior to joining Lotus, Dr. King was with IBM, a technology company, for 19 years, where his last position was Vice President of Development for the Personal Computing Division. Dr. King serves on the boards of directors of Excalibur Technologies Corporation, Auspex Systems, Inc., Natural Microsystems, Inc., Eon Communications, Inc. and Perficient. Dr. King earned a doctorate in electrical engineering from Princeton University, a master's degree in electrical engineering from Stanford University, and a bachelor's degree in electrical engineering from the University of Florida.

   Mr. Kurtzman has served on the Board of Directors of PSW since December 1996. He is presently the Chief Financial Officer of Pencom, a position he has held since July 1997. Prior to that, Mr. Kurtzman had been with Margolin, Winer & Evens LLP, a certified public accounting firm, since 1972 and was a Partner and a member of its executive committee and an Audit and Business Advisory Partner. Mr. Kurtzman is a former officer and director of CPA Associates International. Mr. Kurtzman received a bachelor's degree in accounting from Queens College of the City University of New York.

   Mr. Maples has served on the Board of Directors of PSW since December 1996. Mr. Maples held several positions with Microsoft, a technology company, from April 1988 through July 1995, where his last position was Executive Vice President of Worldwide Products. Prior thereto, Mr. Maples held various positions with IBM over the course of 23 years, the last of which was Director of Software Strategy. Mr. Maples serves on the boards of directors of Lexmark International Inc., Mission Critical Software, and J.D. Edward and Company. Mr. Maples holds a master's degree from Oklahoma City University and a bachelor's degree in electrical engineering from the University of Oklahoma.

BOARD MEETINGS AND COMMITTEES

   At each annual stockholder meeting the directors are elected to serve from the time of their election and qualification until the next Annual Meeting of Stockholders following their election or until a successor has been duly elected and qualified. There are no family relationships among any of the directors and executive officers of the Company.

   The Company's Board of Directors met eleven times during the year ended December 31, 1999, and acted a number of times by written consent. Each of the directors nominated for reelection attended at least 75% of the aggregate of
(i) the total meetings of the Board and (ii) the total number of meetings held by all committees of the Board on which they served.

   The Compensation Committee of the Board of Directors determines the salaries and incentive compensation of the officers of the Company and provides recommendations for the salaries and incentive compensation of the other employees and the consultants of the Company. The Compensation Committee also administers various incentive compensation, stock and benefit plans. The Compensation Committee had three meetings in 1999 and acted a number of times by written consent.

   The Audit Committee of the Board of Directors reviews, acts on and reports to the Board of Directors with respect to various auditing and accounting matters, including the selection of the Company's auditors, the scope of the annual audits, fees to be paid to the auditors, the performance of the Company's independent auditors and the accounting practices of the Company. The Audit Committee had four meetings in 1999.

   The Company does not have a standing Nominating Committee or any other committee performing similar functions. Such matters are considered at meetings of the full Board of Directors. In addition, the Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

DIRECTOR COMPENSATION

   By action of the Company's Board of Directors, Board members who are not employees of the Company are paid $3,750 per calendar quarter, which may be in the form of cash or, at the discretion of each eligible director, may be applied to the acquisition of an option to purchase Common Stock pursuant to the Director Fee Option Grant Program in effect under the Company's 1996 Stock Option/Stock Issuance Plan. In addition, the non-employee Board members are eligible to receive periodic option grants under the Automatic Option Grant Program in effect for them under that Plan. Each individual who first becomes a non-employee Board member after June 15, 1997 will automatically receive, at the time of such initial election or appointment, a stock option grant for 10,000 shares of Common Stock. In addition, on the date of each Annual Stockholders Meeting, each individual who is re-elected as a non-employee Board member is eligible to receive an option grant for 4,000 shares of Common Stock, provided such individual has served on the Board for at least six months. Each option grant will have an exercise price equal to the fair market value of the option shares on the grant date and will have a maximum term of ten years, subject to earlier termination upon the optionee's cessation of Board service. Non-employee Board members are members of the Board of Directors who are not employees of the Company.

                                  PROPOSAL 2

                         APPROVAL OF AMENDMENT TO THE
          AMENDED AND RESTATED 1996 STOCK OPTION/STOCK ISSUANCE PLAN

   The Company's stockholders are being asked to approve an amendment to the Company's Amended and Restated 1996 Stock Option/Stock Issuance Plan (the "Plan") which will effect the following changes:

  (i) increase the number of shares of the Company's Common Stock reserved for issuance under the Plan by an additional 1,000,000 shares;

  (ii) implement an automatic share increase provision to the Plan so that the number of shares of Common Stock available for issuance under the Plan will automatically increase on the first trading day in January each year, beginning with the 2001 calendar year, by an amount equal to eight percent (8%) of the shares of Common Stock outstanding on the last trading day of December of the immediately preceding calendar year, but in no event will any such annual increase exceed 2,000,000 shares of Common Stock; and

  (iii) provide greater flexibility concerning the limited transferability of non-statutory options in connection with estate planning transfers and transfers incident to domestic relations orders.

   The Board of Directors adopted the amendment on February 22, 2000, subject to stockholder approval at this Meeting.

   The Board believes the amendment is necessary to assure that a sufficient reserve of Common Stock remains available for issuance under the Plan in order to allow the Company to continue to utilize equity incentives to attract and retain the services of key individuals essential to the Company's long-term growth and financial success. The Company relies significantly on equity incentives in the form of stock option grants in order to attract and retain key employees and believes that such equity incentives are necessary for the Company to remain competitive in the marketplace for executive talent and other key employees. Option grants made to newly-hired or continuing employees will be based on both competitive market conditions and individual performance.

   On February 22, 2000, the Board also adopted the Company's Non-Officer Stock Option/Stock Issuance Plan under which a reserve of 250,000 shares of Common Stock are available for issuance only to non-officer employees of the Company and consultants or other independent advisors (excluding Board members) who provide services to the Company or its subsidiaries.

   The following is a summary of the principal features of the Plan, as most recently amended. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company at 6300 Bridgepoint Parkway, Building 3, Suite 200, Austin, Texas 78730.

EQUITY INCENTIVE PROGRAMS

   The Plan consists of four separate equity incentive programs: (i) the Discretionary Option Grant Program, (ii) the Stock Issuance Program, (iii) the Automatic Option Grant Program for non-employee Board members and (iv) the Director Fee Option Grant Program for such Board members. The principal features of each program are described below. The Compensation Committee of the Board will have the exclusive authority to administer the Discretionary Option Grant and Stock Issuance Programs with respect to option grants and stock issuances made to the Company's executive officers and non-employee Board members and will also have the authority to make option grants and stock issuances under those programs to all other eligible individuals. However, the Board may at any time appoint a secondary committee of one or more Board members to have separate but concurrent authority with the Compensation Committee to make option grants and stock issuances under those two programs to individuals other than the Company's executive officers and non-employee Board members.

   The term Plan Administrator, as used in this summary, will mean the Compensation Committee and any secondary committee, to the extent each such entity is acting within the scope of its administrative jurisdiction under the Plan. However, neither the Compensation Committee nor any secondary committee will exercise any administrative discretion under the Automatic Option Grant and Director Fee Option Grant Programs. All grants under those programs will be made in strict compliance with the express provisions of such programs.

SHARE RESERVE

   At present, there is a total of 4,215,000 shares of Common Stock reserved in the aggregate for issuance over the term of the Plan. Such share reserve consists of (i) the 1,715,000 shares initially reserved for issuance under the Plan, (ii) 1,500,000 shares of Common Stock, of which 1,000,000 shares and 500,000 shares were each added to the Plan as previously approved by the Board and Company stockholders in connection with the 1998 annual meeting of stockholders and 1999 annual meeting of stockholders, respectively, plus (iii) the additional increase of 1,000,000 shares of Common Stock which forms part of this Proposal. In addition, upon stockholder approval of this Proposal, the number of shares of Common Stock reserved for issuance under the Plan will automatically increase on the first trading day of January each calendar year, beginning in calendar year 2001, by an amount equal to eight percent (8%) of the total number of shares of Common Stock outstanding on the last trading day in December of the preceding calendar year, but in no event will any such annual increase exceed 2,000,000 shares of Common Stock.

   No participant in the Plan may receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 750,000 shares of Common Stock in the aggregate per calendar year. Stockholder approval of this Proposal will also constitute a reapproval of the 750,000-share limitation for purposes of Internal Revenue Code Section 162(m).

   The shares of Common Stock issuable under the Plan may be drawn from shares of the Company's authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company, including shares repurchased on the open market.

   Shares subject to any outstanding options under the Plan which expire or otherwise terminate prior to exercise will be available for subsequent issuance. Unvested shares issued under the Plan and subsequently repurchased by the Company, at the option exercise or direct issue price paid per share, pursuant to the Company's repurchase rights under the Plan will be added back to the number of shares reserved for issuance under the Plan and will accordingly be available for subsequent issuance. However, any shares subject to stock appreciation rights exercised under the Plan will not be available for reissuance.

   Should the exercise price of an option under the Plan be paid with shares of Common Stock or should shares of Common Stock otherwise issuable under the Plan be withheld by the Company in satisfaction of the withholding taxes incurred in connection with the exercise of an option or the vesting of a stock issuance under the Plan, then the number of shares of Common Stock available for issuance under the Plan will be reduced only by the gross number of shares for which the option is exercised or which vest under the stock issuance and not by the net number of shares of Common Stock issued to the holder of such option or stock issuance.

ELIGIBILITY

   Officers and employees, non-employee Board members and independent consultants in the service of the Company or its parent and subsidiaries (whether now existing or subsequently established) will be eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. Non-employee members of the Board will also be eligible to participate in the Automatic Option Grant and Director Fee Option Grant Programs.

   As of December 31, 1999, ten executive officers, six non-employee Board members and approximately 335 other employees and consultants were eligible to participate in the Discretionary Option Grant and Stock Issuance Programs. The six non-employee Board members were also eligible to participate in the Automatic Option Grant and Director Fee Option Grant Programs.

VALUATION

   The fair market value per share of Common Stock on any relevant date under the Plan will be deemed to be equal to the closing selling price per share on that date on the Nasdaq National Market. On December 31, 1999 the fair market value per share determined on such basis was $19.94.

DISCRETIONARY OPTION GRANT PROGRAM

   The Plan Administrator will have complete discretion under the Discretionary Option Grant Program to determine which eligible individuals are to receive option grants, the time or times when those grants are to be made, the number of shares subject to each such grant, the status of any granted option as either an incentive stock option or a non-statutory option under the federal tax laws, the vesting schedule (if any) to be in effect for the option grant and the maximum term for which any granted option is to remain outstanding.

   Each granted option will have an exercise price per share no less than the fair market value of the option shares on the grant date unless otherwise determined by the Plan Administrator. No granted option will have a term in excess of ten (10) years, and the option will generally become exercisable in one or more installments over a specified period of service measured from the grant date. However, one or more options may be structured so that they will be immediately exercisable for any or all of the option shares. However, the shares acquired under those options will be subject to repurchase by the Company, at the exercise price paid per share, if the optionee ceases service with the Company prior to vesting in those shares.

   Upon cessation of service, the optionee will have a limited period of time in which to exercise any outstanding option to the extent exercisable for vested shares. The Plan Administrator will have complete discretion to extend the period following the optionee's cessation of service during which his or her outstanding options may be exercised and/or to accelerate the exercisability or vesting of such options in whole or in part. Such discretion may be exercised at any time while the options remain outstanding, whether before or after the optionee's actual cessation of service.

   In addition, the Plan Administrator is authorized to issue two types of stock appreciation rights in connection with option grants made under the Discretionary Option Grant Program.

   Tandem Stock Appreciation Rights. Tandem stock appreciation rights under the Discretionary Option Grant Program provide the holders with the right to surrender their options for an appreciation distribution from the Company. The amount of such distribution will be equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may, at the discretion of the Plan Administrator, be made in cash or in shares of Common Stock.

   Limited Stock Appreciation Rights. Limited Stock Appreciation Rights may be granted to officers of the Company as part of their option grants and may be surrendered to the Company upon the successful completion of a hostile take-over of the Company. In return for the surrendered option, the officer will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the take-over price per share over (ii) the exercise price payable for such share.

   The Plan Administrator also has the authority to effect the cancellation of any or all options outstanding under the Discretionary Option Grant Program and to grant, in substitution therefor, new options covering the same or a different number of shares of Common Stock but with an exercise price per share based upon the fair market value of the option shares on the new grant date.

STOCK ISSUANCE PROGRAM

   Shares of Common Stock may be issued under the Stock Issuance Program at a price per share no less than fair market value unless otherwise determined by the Plan Administrator and for such valid consideration under the Delaware General Corporation Law as the Plan Administrator deems appropriate, including cash and promissory notes. The shares may also be issued as a bonus for past services without any cash outlay required of the recipient. The Plan Administrator will have complete discretion under the program to determine which eligible individuals are to receive such stock issuances, the time or times when those issuances are to be made, the number of shares subject to each such issuance and the vesting schedule to be in effect for the stock issuance. The shares issued may be fully vested upon issuance or may vest upon the completion of a designated service period or the attainment of pre-established performance goals. The Plan Administrator will, however, have the discretionary authority at any time to accelerate the vesting of any and all unvested shares outstanding under the Stock Issuance Program.

AUTOMATIC OPTION GRANT PROGRAM

 Grants

   Under the Automatic Option Grant Program, eligible non-employee Board members will receive a series of option grants over their period of Board service. Each non-employee Board member will, at the time of his or her initial election or appointment to the Board, receive an option grant for 10,000 shares of Common Stock, provided such individual has not previously been in the Company's employ. In addition, on the date of each Annual Stockholders Meeting, each individual who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 4,000 shares of Common Stock, provided he or she has served as a non-employee Board member for at least six months. There will be no limit on the number of 4,000-share option grants any one eligible non-employee Board member may receive over his or her period of continued Board service, and non-employee Board members who have previously been in the Company's employ will be eligible to receive one or more annual option grants over their period of Board service.

   Stockholder approval of this Proposal will also constitute pre-approval of each option granted under the Automatic Option Grant Program after the date of the Annual Stockholders Meeting and the subsequent exercise of that option in accordance with the terms of the program summarized below.

OPTION TERMS

   Each automatic grant will have an exercise price per share equal to the fair market value per share of Common Stock on the grant date and will have a maximum term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under such option will be subject to repurchase by the Company, at the exercise price paid per share, should the optionee cease Board service prior to vesting in those shares. The shares subject to each initial 10,000-share automatic option grant will vest in a series of four successive equal annual installments upon the optionee's completion of each year of Board service over the four-year period measured from the grant date. The shares subject to each annual 4,000-share automatic grant will vest upon the optionee's completion of one-year of Board service measured from the grant date. However, the shares subject to each outstanding automatic option grant will immediately vest in full upon certain changes in control or ownership of the Company or upon the optionee's death or disability while a Board member. Following the optionee's cessation of Board service for any reason, each option will remain exercisable for a 12-month period and may be exercised during that time for any or all shares in which the optionee is vested at the time of such cessation of Board service.

DIRECTOR FEE OPTION GRANT PROGRAM

   Each non-employee Board member has the right to apply all or a portion of his total retainer fee otherwise payable in cash each year (currently $3,750 a calendar quarter) to the acquisition of a special option grant under the Director Fee Option Grant Program. The grant will automatically be made on the first trading day in January following the filing of the option-in-lieu-of-cash election and will have an exercise price per share equal to the fair market value of the option shares on the grant date. The number of option shares will be such that the value of the option (as determined by using the Black-Scholes option valuation model) will be equal to the amount of the retainer fee applied to the program.

   Stockholder approval of this Proposal will constitute pre-approval of each option granted pursuant to the provisions of the Director Fee Option Grant Program after the date of the Annual Stockholders Meeting and the subsequent exercise of that option in accordance with its terms.

   The option will become exercisable for fifty percent (50%) of the option shares upon the optionee's completion of six months of Board service during the calendar year of the option grant, and the balance of the option will become exercisable in a series of six successive equal monthly installments upon the optionee's completion of each additional month of Board service during that calendar year. In the event the optionee ceases Board service for any reason (other than death or permanent disability), the option will immediately terminate with respect to any unvested shares subject to the option at the time. However, the option will remain exercisable for the vested shares subject to the option until the earlier of (i) the expiration of the ten-year option term or (ii) the end of the three-year period measured from the date of the optionee's cessation of Board service. Should the optionee's service as a Board member cease by reason of death or permanent disability, then the option will immediately become exercisable for all the shares of Common Stock subject to the option and may be exercised for any or all of those shares until the earlier of (i) the expiration of the ten-year option term or (ii) the end of the three-year period measured from the date of the optionee's cessation of Board service.

LIMITED STOCK APPRECIATION RIGHTS

   Each option granted under the Automatic Option Grant or Director Fee Option Grant Program will include a limited stock appreciation right. Upon the successful completion of a hostile tender offer for more than fifty percent (50%) of the Company's outstanding voting securities or a change in a majority of the Board as a result of one or more contested elections for Board membership, each outstanding option under the Automatic Option Grant or Director Fee Option Grant Program may be surrendered to the Company in return for a cash distribution from the Company. The amount of the distribution per surrendered option share will be equal to the excess of (i) the fair market value per share at the time the option is surrendered or, if greater, the tender offer price paid per share in the hostile take-over over (ii) the exercise price payable per share under such option.

   Stockholder approval of this Proposal will also constitute pre-approval of each limited stock appreciation right granted under the Automatic Option Grant or Director Fee Option Grant Program and the subsequent exercise of that right in accordance with the foregoing terms.

GENERAL PROVISIONS

 Acceleration

   In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program will automatically accelerate in full, unless (i) the option is assumed by the successor corporation or (ii) the option is replaced with a cash incentive program which preserves the spread existing on the unvested option shares (the excess of the fair market value of those shares over the option exercise price payable for such shares) and provides for subsequent payout in accordance with the same vesting schedule in effect for those option shares. In addition, all unvested shares outstanding under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation.

   The Plan Administrator will have complete discretion to grant one or more options under the Discretionary Option Grant Program which will become exercisable for all the option shares in the event the optionee's service with the Company or the successor entity is terminated (actually or constructively) within a designated period following an acquisition in which those options are assumed. The vesting of outstanding shares under the Stock Issuance Program may also be structured to accelerate upon similar terms and conditions.

   The Plan Administrator will have the discretion to structure one or more option grants under the Discretionary Option Grant Program so that those options will vest immediately upon (i) an acquisition, whether or not the options are to be assumed or (ii) upon a change in control (whether effected through the successful completion of a tender offer for more than 50% of the Company's outstanding voting stock or a change in the majority of the Board effected through one or more contested elections for Board membership) or a subsequent termination of the optionee's service within a designated period following the change in control. The Plan Administrator may also structure stock issuances under the Stock Issuance Program so that those issuances will immediately vest upon an acquisition or other change in control transaction.

   The acceleration of vesting in the event of a change in the ownership or control of the Company may be seen as an anti-takeover provision and may have the effect of discouraging a merger proposal, a takeover attempt or other efforts to gain control of the Company.

 Stockholder Rights and Option Transferability

   No optionee will have any stockholder rights with respect to the option shares until such optionee has exercised the option and paid the exercise price for the purchased shares. Generally, options are not assignable or transferable other than by will or the laws of inheritance following optionee's death, and during the optionee's lifetime, the option may only be exercised by the optionee. However, non-statutory options may be transferred or assigned during optionee's lifetime (i) as a gift to one or more members of the optionee's immediate family, to a trust in which the optionee and/or one or more such family members hold a majority of the beneficial interest, or to an entity in which a majority of the voting interests are owned by one or more such family members or (ii) under a domestic relations order.

 Changes in Capitalization

   In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to (i) the maximum number and/or class of securities issuable under the Plan, (ii) the maximum number and/or class of securities by which the share reserve under the Plan is to increase automatically each year, (iii) the maximum number and/or class of securities for which any one person may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances under the Plan per calendar year, (iv) the number and/or class of securities for which grants are subsequently to be made under the Automatic Option Grant Program to new and continuing non-employee Board members and (v) the number and/or class of securities and the exercise price per share in effect under each outstanding option. Such adjustments will be designed to preclude any dilution or enlargement of benefits under the Plan or the outstanding options thereunder.

 Financial Assistance

   The Plan Administrator may institute a loan program to assist one or more participants in financing the exercise of outstanding options under the Discretionary Option Grant Program or the purchase of shares under the Stock Issuance Program through full-recourse interest-bearing promissory notes. However, the maximum amount of financing provided any participant may not exceed the cash consideration payable for the issued shares plus all applicable taxes incurred in connection with the acquisition of those shares.

 Special Tax Election

   The Plan Administrator may provide one or more holders of non-statutory options or unvested share issuances under the Plan with the right to have the Company withhold a portion of the shares otherwise issuable to such individuals in satisfaction of the withholding taxes to which such individuals become subject in connection with the exercise of those options or the vesting of those shares. Alternatively, the Plan Administrator may allow such individuals to deliver previously acquired shares of Common Stock in payment of such withholding tax liability.

 Amendment and Termination

   The Board may amend or modify the Plan at any time, subject to any required stockholder approval pursuant to applicable laws and regulations. Unless sooner terminated by the Board, the Plan will terminate on the earliest of (i) October 1, 2006, (ii) the date on which all shares available for issuance under the Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

STOCK AWARDS

   The table below shows, as to Company's Chief Executive Officer ("CEO"), the four other most highly compensated executive officers of the Company (with base salary and bonus for the past fiscal year in excess of $100,000) and the other individuals and groups indicated, the number of shares of Common Stock subject to option grants made under the Plan from January 1, 1999 through February 29, 2000, together with the weighted average exercise price payable per share. The Company has not made any direct stock issuances to date under the Plan.

                              OPTION TRANSACTIONS

                                           NUMBER OF SHARES   WEIGHTED AVERAGE
                                              UNDERLYING       EXERCISE PRICE
NAME AND POSITION                         OPTIONS GRANTED (#)  PER SHARE ($)
-----------------                         ------------------- ----------------
Timothy D. Webb.........................               0           $    0
  President, Chief Executive Officer and
   Director
John M. Velasquez.......................         150,000           $3.063
  Senior Vice President, Western Area
Pedro A. Fernandez......................         125,000           $ 2.75
  Senior Vice President of Corporate
   Strategy and Marketing
Kenneth L. Drake........................          48,500           $3.875
  Vice President, e-Performance
Brent R. Terry..........................          19,648           $3.875
  Vice President, e-TV
Wade E. Saadi...........................          23,531           $ 4.00
  Chairman of the Board
Ed Taylor...............................          23,531           $ 4.00
  Director
Thomas A. Herring.......................           5,674           $ 8.37
  Director
W. Frank King, Ph.D. ...................           4,000           $ 3.50
  Director
Kevin B. Kurtzman.......................          23,531           $ 4.00
  Director
Michael J. Maples.......................          23,531           $ 4.00
  Director
All current executive officers as a
 group (10).............................         467,287           $10.50
All current non-employee directors as a
 group (6)..............................         103,798           $ 4.12
All employees, including current
 officers who are not executive officers,
 as a group.............................       1,772,060           $ 9.10

   As of February 29, 2000, 2,667,639 shares of Common Stock were subject to outstanding options under the Plan, and 1,317,083 shares of Common Stock remained available for future issuance, assuming stockholder approval of this Proposal.

FEDERAL INCOME TAX CONSEQUENCES

 Option Grants

   Options granted under the Plan may be either incentive stock options which satisfy the requirements of Section 422 of the Internal Revenue Code or non-statutory options which are not intended to meet such requirements. The Federal income tax treatment for the two types of options differs as follows:

   Incentive Options. No taxable income is recognized by the optionee at the time of the option grant, and no taxable income is generally recognized at the time the option is exercised. The optionee will, however, recognize taxable income in the year in which the purchased shares are sold or otherwise made the subject of a taxable disposition. For Federal tax purposes, dispositions are divided into two categories: (i) qualifying and (ii) disqualifying. A qualifying disposition occurs if the sale or other disposition is made after the optionee has held the shares for more than two
(2) years after the option grant date and more than one (1) year after the exercise date. If either of these two holding periods is not satisfied, then a disqualifying disposition will result.

   Upon a qualifying disposition, the optionee will recognize long-term capital gain in an amount equal to the excess of (i) the amount realized upon the sale or other disposition of the purchased shares over (ii) the exercise price paid for the shares. If there is a disqualifying disposition of the shares, then the excess of (i) the fair market value of those shares on the exercise date over (ii) the exercise price paid for the shares will be taxable as ordinary income to the optionee. Any additional gain or loss recognized upon the disposition will be recognized as a capital gain or loss by the optionee.

   If the optionee makes a disqualifying disposition of the purchased shares, then the Company will be entitled to an income tax deduction, for the taxable year in which such disposition occurs, equal to the excess of (i) the fair market value of such shares on the option exercise date over (ii) the exercise price paid for the shares. If the optionee makes a qualifying disposition, the Company will not be entitled to any income tax deduction.

   Non-Statutory Options. No taxable income is recognized by an optionee upon the grant of a non-statutory option. The optionee will in general recognize ordinary income, in the year in which the option is exercised, equal to the excess of the fair market value of the purchased shares on the exercise date over the exercise price paid for the shares, and the optionee will be required to satisfy the tax withholding requirements applicable to such income.

   If the shares acquired upon exercise of the non-statutory option are unvested and subject to repurchase by the Company in the event of the optionee's termination of service prior to vesting in those shares, then the optionee will not recognize any taxable income at the time of exercise but will have to report as ordinary income, as and when the Company's repurchase right lapses, an amount equal to the excess of (i) the fair market value of the shares on the date the repurchase right lapses over (ii) the exercise price paid for the shares. The optionee may, however, elect under Section 83(b) of the Internal Revenue Code to include as ordinary income in the year of exercise of the option an amount equal to the excess of (i) the fair market value of the purchased shares on the exercise date over (ii) the exercise price paid for such shares. If the Section 83(b) election is made, the optionee will not recognize any additional income as and when the repurchase right lapses.

   The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the optionee with respect to the exercised non-statutory option. The deduction will in general be allowed for the taxable year of the Company in which such ordinary income is recognized by the optionee.

 Stock Appreciation Rights

   No taxable income is recognized upon receipt of a stock appreciation right. The holder will recognize ordinary income, in the year in which the stock appreciation right is exercised, in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the base price in effect for the exercised right, and the holder will be required to satisfy the tax withholding requirements applicable to such income.

   The Company will be entitled to an income tax deduction equal to the amount of ordinary income recognized by the holder in connection with the exercise of the stock appreciation right. The deduction will be allowed for the taxable year in which such ordinary income is recognized.

 Direct Stock Issuances

   The tax principles applicable to direct stock issuances under the Plan will be substantially the same as those summarized above for the exercise of non-statutory option grants.

DEDUCTIBILITY OF EXECUTIVE COMPENSATION

   The Company anticipates that any compensation deemed paid by it in connection with the disqualifying dispositions of incentive stock option shares or the exercise of non-statutory options with exercise prices equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation for purposes of Code Section 162(m) and will not have to be taken into account for purposes of the $1 million limitation per covered individual on the deductibility of the compensation paid to certain executive officers of the Company. Accordingly, all compensation deemed paid with respect to those options will remain deductible by the Company without limitation under Code Section 162(m).

ACCOUNTING TREATMENT

   Option grants under the Discretionary Option Grant and Automatic Option Grant Programs with exercise prices equal to the fair market value of the option shares on the grant date will not result in any direct charge to the Company's reported earnings. However, the fair value of those options is required to be disclosed in the notes to the Company's financial statements, and the Company must also disclose, in footnotes to the Company's financial statements, the pro-forma impact those options would have upon the Company's reported earnings were the fair value of those options at the time of grant treated as a compensation expense. In addition, the number of outstanding options may be a factor in determining the Company's earnings per share on a fully-diluted basis. Option grants or stock issuances made under the Plan with exercise or issue prices less than the fair market value of the shares on the grant or issue date will result in a direct compensation expense to the Company in an amount equal to the excess of such fair market value over the exercise or issue price. The expense must be amortized against the Company's earnings over the period that the option shares or issued shares are to vest.

   On March 31, 1999, the Financial Accounting Standards Board issued an exposure draft of a proposed interpretation of APB Opinion No. 25 governing the accounting principles applicable to equity incentive plans. Under the proposed interpretation, as subsequently modified on August 11, 1999, option grants made to non-employee consultants (but not non-employee Board members) after December 15, 1998 will result in a direct charge to the Company's reported earnings based upon the fair value of the option measured initially as of the grant date and then subsequently on the vesting date of each installment of the underlying option shares. Such charge will accordingly include the appreciation in the value of the option shares over the period between the grant date of the option (or, if later, the effective date of the final interpretation) and the vesting date of each installment of the option shares. In addition, if the proposed interpretation is adopted, any options which are repriced after December 15, 1998 will also trigger a direct charge to Company's reported earnings measured by the appreciation in the value of the underlying shares over the period between the grant date of the option (or, if later, the effective date of the final amendment) and the date the option is exercised for those shares.

   Should one or more individuals be granted tandem stock appreciation rights under the Plan, then such rights would result in a compensation expense to be charged against the Company's reported earnings. Accordingly, at the end of each fiscal quarter, the amount (if any) by which the fair market value of the shares of common stock subject to such outstanding stock appreciation rights has increased from the prior quarter-end would be accrued as compensation expense, to the extent such fair market value is in excess of the aggregate exercise price in effect for those rights.

NEW PLAN BENEFITS

   As of February 29, 2000, no stock options had been granted, and no shares of Common Stock had been issued, on the basis of the share increases which are the subject of this Proposal.

STOCKHOLDER APPROVAL

   The affirmative vote of at least a majority of the outstanding shares of Common Stock present in person or by proxy at the Annual Meeting and entitled to vote is required for approval of the amendment to the Plan. Should such stockholder approval not be obtained, then neither the 1,000,000-share increase to the share reserve under the Plan nor the automatic share increase provision of the Plan will be implemented, any stock options granted under the Plan on the basis of those increases will immediately terminate without ever becoming exercisable for the shares of Common Stock subject to those options, and no additional options or stock issuances will be made on the basis of such increases. The Plan will, however, continue in effect, and option grants and direct stock issuances may continue to be made under the Plan until all the shares available for issuance under the Plan has been issued pursuant to such option grants and direct stock issuances.

   THE BOARD OF DIRECTORS DEEMS THIS PROPOSAL TO BE IN THE BEST INTERESTS OF THE COMPANY AND ITS STOCKHOLDERS AND RECOMMENDS A VOTE "FOR" APPROVAL OF SUCH PROPOSAL. UNLESS AUTHORITY TO DO SO IS WITHHELD, THE PERSON(S) NAMED IN EACH PROXY WILL VOTE THE SHARES REPRESENTED THEREBY "FOR" THE APPROVAL OF THE AMENDMENT TO THE AMENDED AND RESTATED 1996 STOCK OPTION/STOCK ISSUANCE PLAN.

                                  PROPOSAL 3

                         APPROVAL OF AMENDMENT TO THE
                         EMPLOYEE STOCK PURCHASE PLAN

   The Company's stockholders are also being asked to approve an amendment to the Company's Employee Stock Purchase Plan (the "Purchase Plan"), pursuant to which an additional 500,000 shares of common stock will be added to the amount of shares reserved for issuance under the Purchase Plan.

   The Board of Directors adopted the amendment on February 22, 2000, subject to stockholder approval at this Meeting.

   The Purchase Plan is intended to provide eligible employees of the Company and its participating affiliates with the opportunity to acquire a propriety interest in the Company through participation in a payroll-deduction based employee stock purchase plan designed to operate in compliance with Section 423 of the Internal Revenue Code.

   The following is a summary of the principal features of the Purchase Plan, as most recently amended. The summary, however, does not purport to be a complete description of all the provisions of the Purchase Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Company at 6300 Bridgepoint Parkway, Building 3, Suite 200, Austin, Texas 78730.

SHARE RESERVE

   An aggregate of 900,000 shares of Common Stock have been reserved for issuance over the term of the Purchase Plan, including the increase of 500,000 shares of Common Stock subject to this Proposal.

   The shares of Common Stock issuable under the Purchase Plan may be drawn from shares of the Company's authorized but unissued shares of Common Stock or from shares of Common Stock reacquired by the Company, including shares repurchased on the open market.

   In the event any change is made to the outstanding shares of Common Stock by reason of any recapitalization, stock dividend, stock split, combination of shares, exchange of shares or other change in corporate structure effected without the Company's receipt of consideration, appropriate adjustments will be made to the securities issuable over the term of, and per participant on, any one purchase date under the Purchase Plan and the securities and the purchase price per share in effect under each outstanding purchase right.

ADMINISTRATION

   The Purchase Plan is administered by the compensation committee of the Board of Directors. Such committee, as Plan Administrator, has full authority to adopt such rules and procedures as it may deem necessary for proper plan administration and to interpret the provisions of the Purchase Plan. All costs and expenses incurred in plan administration are paid by the Company without charge to participants.

PURCHASE PERIODS

   Under the Purchase Plan, shares are issued through a series of successive purchase periods, each of a duration of six (6) months. Purchase periods run from the first business day in May to the last business day in October each year and from the first business day in November each year to the last business day in April the following year. Each participant is granted a separate right to purchase shares of Common Stock for each purchase period in which he or she participates. The purchase right will be granted on the first day business day of each purchase period and will be automatically exercised on the last business day of each purchase period. Each purchase right entitles the participant to purchase the whole number of shares of Common Stock obtained by dividing the participant's payroll deductions for the purchase period by the purchase price in effect for such period.

ELIGIBILITY

   Any individual who customarily works for more than twenty (20) hours per week for more than five (5) months per calendar year in the employ of the Company or any participating affiliate is eligible to participate in the Purchase Plan. An eligible individual may join a purchase period that begins after the individual's completion of ninety (90) days of service to the Company or an affiliate.

   Participating affiliates include any parent or subsidiary corporations of the Company, whether now existing or hereafter organized, which elect, with the approval of the Plan Administrator, to extend the benefits of the Purchase Plan to their eligible employees.

   As of February 29, 2000, approximately 271 employees, including 6 executive officers, were eligible to participate in the Purchase Plan.

PAYROLL DEDUCTIONS

   Each participant may authorize payroll deductions in any multiple of 1% of his or her base salary; however, the maximum amount of payroll deductions that a participant may authorize under the Purchase Plan and any similar employee stock purchase plan maintained by the Company or a corporate affiliate may not exceed fifteen percent (15%) of the participant's base salary.

PURCHASE PRICE

   The purchase price per share at which Common Stock will be purchased on the participant's behalf on each purchase date will be equal to eighty-five percent (85%) of the lower of (i) the fair market value per share of Common Stock on the start date of the purchase period during which the purchase date occurs or (ii) the fair market value per share of Common Stock on that purchase date.

PURCHASE PROVISIONS

   On the last business day of each purchase period, the accumulated payroll deductions of each participant will automatically be applied to the purchase of whole shares of Common Stock at the purchase price in effect for the participant for that purchase period. However, no participant may, on any one purchase date, purchase more than 500 shares of Common Stock, subject to periodic adjustments in the event of certain changes in the Company's capitalization.

VALUATION

   The fair market value per share of Common Stock on any relevant date will be the closing selling price per share on such date on the Nasdaq National Market. On February 29, 2000, the fair market value per share of Common Stock was $39.00 per share.

SPECIAL LIMITATIONS

   The Purchase Plan imposes certain limitations upon a participant's rights to acquire Common Stock, including the following limitations:

  (i) No purchase right may be granted to any individual who owns stock (including stock purchasable under any outstanding purchase rights) possessing 5% or more of the total combined voting power or value of all classes of stock of the Company or any of its affiliates.

  (ii) No purchase right granted to a participant may permit such individual to purchase Common Stock at a rate greater than $25,000 worth of such Common Stock (valued at the time such purchase right is granted) for each calendar year the purchase right remains outstanding at any time.

  (iii) No participant may purchase more than 500 shares of Common Stock on any one purchase date.

TERMINATION OF PURCHASE RIGHTS

   The purchase right will immediately terminate upon the participant's loss of eligible employee status or upon his or her affirmative withdrawal from the purchase period. The payroll deductions collected for the purchase period in which the participant withdraws may, at the participant's election, be immediately refunded or applied to the purchase of Common Stock at the end of that purchase period. The payroll deductions collected for the purchase period in which the participant ceases to be an eligible employee will be immediately refunded.

STOCKHOLDER RIGHTS

   No participant will have any stockholder rights with respect to the shares of Common Stock covered by his or her purchase right until the shares are actually purchased on the participant's behalf. No adjustment will be made for dividends, distributions or other rights for which the record date is prior to the date of such purchase.

ASSIGNABILITY

   No purchase right will be assignable or transferable other than in connection with the participant's death and will be exercisable only by the participant during his or her lifetime.

CORPORATE TRANSACTION

   Should the Company be acquired, whether by merger or asset sale during a purchase period, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will be 85% of the lower of (i) the fair market value per share of Common Stock on the start date of the purchase period during which the acquisition occurs or (ii) the fair market value per share of Common Stock immediately prior to such acquisition.

AMENDMENT AND TERMINATION

   The Purchase Plan will terminate upon the earliest to occur of (i) the last business day in April 2007, (ii) the date on which all available shares are issued or (iii) the date on which all outstanding purchase rights are exercised in connection with an acquisition of the Company.

   The Board of Directors may at any time alter, suspend or discontinue the Purchase Plan. However, the Board of Directors may not, without stockholder approval, (i) materially increase the number of shares issuable under the Purchase Plan or the maximum number of shares purchasable per participant on any one purchase date except in connection with certain changes in the Company's capital structure, (ii) alter the purchase price formula so as to reduce the purchase price, (iii) materially increase the benefits accruing to participants under the Purchase Plan or (iv) materially modify the requirements for eligibility to participate in the Purchase Plan.

STOCK ISSUANCES

   The table below shows, as to each of the Company's executive officers named in the Summary Compensation Table of the Executive Compensation and Related Information section of this Proxy Statement and the various indicated individuals and groups, the number of shares of Common Stock purchased under the Purchase Plan between June 5, 1997 and the most recent October 29, 1999 purchase date, together with the weighted average purchase price paid per share.

                          PURCHASE PLAN TRANSACTIONS

                                                   NUMBER OF
                                                   PURCHASED WEIGHTED AVERAGE
                                                    SHARES    PURCHASE PRICE
NAME AND POSITION                                     (#)     PER SHARE ($)
-----------------                                  --------- ----------------
Timothy D. Webb...................................      500      $3.1875
  President, Chief Executive Officer and Director
John M. Velasquez Sr. ............................      500      $3.1875
  Sr. Vice President, Central Area
Pedro A. Fernandez Sr. ...........................       --           --
  Vice President, Corporate Strategy and Marketing
Kenneth L. Drake..................................       --           --
  Vice President, e-Performance
Brent R. Terry....................................       --           --
  Vice President, e-TV
All current executive officers as a group (10)....    3,470      $  4.05
All employees, including current officers who are
 not executive officers, as a group...............  217,524      $4.6484

   As of February 29, 2000, 217,524 shares of Common Stock have been purchased by participants under the Purchase Plan, and 682,476 shares of Common Stock remained available for issuance, assuming stockholder approval of this Proposal.

FEDERAL TAX CONSEQUENCES

   The Purchase Plan is intended to be an "employee stock purchase plan" within the meaning of Section 423 of the Internal Revenue Code. Under a plan which so qualifies, no taxable income will be recognized by a participant, and no deductions will be allowable to the Company, in connection with the grant or the exercise of an outstanding purchase right. Taxable income will not be recognized until there is a sale or other disposition of the shares acquired under the Purchase Plan or in the event the participant should die while still owning the purchased shares.

   If the participant sells or otherwise disposes of the purchased shares within two (2) years after the start date of the purchase period in which such shares were acquired, the Company will be entitled to an income tax deduction, for the taxable year in which such sale or disposition occurs, equal to the amount by which the fair market value of the shares on the purchase date exceeded the purchase price paid for those shares.

   If the participant sells or disposes of the purchased shares more than two
(2) years after the start date of the purchase period in which such shares were acquired, the Company will not be entitled to any income tax deduction with respect to such sale or disposition.

   If the participant still owns the purchased shares at the time of death, the Company will not be entitled to any income tax deduction with respect to the purchased shares.

ACCOUNTING TREATMENT

   Under current accounting rules, the issuance of Common Stock under the Purchase Plan will not result in a compensation expense chargeable against the Company's reported earnings. However, the Company must disclose, in pro-forma statements to the Company's financial statements, the impact the purchase rights granted under the Purchase Plan would have upon the Company's reported earnings were the value of those purchase rights treated as compensation expense.

NEW PLAN BENEFITS

   No purchase rights have been granted on the basis of the 500,000-share increase. The Company estimates that 1,470 shares [of the 500,000-share increase to the Purchase Plan subject to this Proposal] will be allocated as follows among the Company's executive officers named in the Summary Compensation Table of the Executive Compensation and Related Information section of this Proxy Statement and the various indicated individuals and groups on the basis of their current rates of payroll deduction to the Purchase Plan at a purchase price based upon the fair market value of the shares on November 1, 1999.

                               SHARE ALLOCATION

                                                                   NUMBER OF
                                                                   ALLOCATED
                                                                    SHARES
NAME AND POSITION                                                     (#)
-----------------                                                  ---------
Timothy D. Webb...................................................     500
  President, Chief Executive Officer and Director
John M. Velasquez.................................................     470
  Vice President, Central Area
Pedro A. Fernandez................................................      --
  Sr. Vice President, Corporate Strategy and Marketing
Kenneth L. Drake..................................................      --
  Vice President, e-Performance
Brent R. Terry....................................................      --
  Vice President, e-TV
All current executive officers as a group (10)....................   1,470
All employees, including current officers who are not executive officers, as a group.............................................  36,184

STOCKHOLDER APPROVAL

   The affirmative vote of a majority of the Company's outstanding voting shares present or represented and entitled to vote at the Meeting is required for approval of the amendment to the Purchase Plan. Should such stockholder approval not be obtained, then the 500,000-share increase to the share reserve under the Purchase Plan will not be implemented. The Purchase Plan will, however, continue in effect and purchase rights may continue to be granted and shares may continue to be purchased by participants under the Purchase Plan until all the shares available for issuance have been issued under the Purchase Plan, or if earlier, until termination of the Purchase Plan on the last business day in April 2007.

RECOMMENDATION OF THE BOARD OF DIRECTORS

   The Board believes that the amendment is in the best interests of the Company to assure that a sufficient reserve of Common Stock remains available for issuance under the Purchase Plan in order to provide employees with a meaningful opportunity to acquire a substantial proprietary interest in the Company and thereby encourage such individuals to remain in the Company's service and more closely align their interests with those of the stockholders.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE PURCHASE PLAN AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

                                  PROPOSAL 4

                         APPROVAL OF AMENDMENT TO THE
                         CERTIFICATE OF INCORPORATION

   The Company's stockholders are being asked to approved an amendment to the Company's Certificate of Incorporation which will change the name of the corporation from PSW Technologies, Inc. to Concero Incorporated. The Board of Directors approved the amendment on February 22, 2000 subject to stockholder approval at this Meeting.

   The Board believes the amendment will align the name of the Company with the brand image the Company is building. Concero is a Latin word that means to connect, join or bring together. The Board believes the new name reflects our business strategy of building alliances through which the Company connects customers and marketing partners. The Company has purchased the URL of concero.com and has a filed a trademark application for the mark concero.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE APPROVAL OF THE AMENDMENT TO THE CERTIFICATE OF INCORPORATION.

                                  PROPOSAL 5

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

   The Company is asking the stockholders to ratify the selection of Ernst & Young LLP as the Company's independent auditors for the year ending December 31, 2000. In the event that the stockholders fail to ratify the appointment, the Board of Directors will reconsider its selection. Even if the selection is ratified, the Board of Directors, in its discretion, may direct the appointment of a different independent accounting firm at any time during the year if the Board of Directors believes that such change would be in the Company's and the stockholders' best interests.

   Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting to respond to your questions and will have the opportunity to make a statement if they desire to do so.

   The affirmative vote of a majority of the outstanding voting shares of the Company present or represented and entitled to vote at the Annual Meeting is required to ratify the selection of Ernst & Young LLP.

   THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE "FOR" THE RATIFICATION AND APPROVAL OF THE SELECTION OF ERNST & YOUNG LLP AS THE COMPANY'S INDEPENDENT AUDITORS, AND PROXIES EXECUTED AND RETURNED WILL BE SO VOTED UNLESS CONTRARY INSTRUCTIONS ARE INDICATED THEREON.

   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

   The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock as of February 29, 2000 by (i) each person who is known by the Company to own beneficially more than five percent of the Company's Common Stock; (ii) each of the Company's directors; (iii) each of the Company's officers named in the Summary Compensation Table below; and (iv) all current executive officers and directors as a group.

                                                         AMOUNT AND
                                                          NATURE OF
                                                         BENEFICIAL   PERCENT
NAME AND ADDRESS OF BENEFICIAL OWNER                    OWNERSHIP (1) OF CLASS
------------------------------------                    ------------- --------
Wade E. Saadi (2)......................................   1,658,114     16.87%
  c/o Pencom Systems Incorporated,
  40 Fulton Street
  New York, New York 10038
Edward C. Ateyeh, Jr. (3)..............................   1,658,115     16.87
  c/o Pencom Systems Incorporated,
  40 Fulton Street
  New York, New York 10038
Edgar G. Saadi (4).....................................   1,640,257    16.763
  c/o Pencom Systems Incorporated,
  40 Fulton Street
  New York, New York 10038
W. Frank King, Ph.D. (5)...............................     573,046      5.81
  c/o PSW Technologies, Inc.,
  6300 Bridgepoint Parkway,
  Building 3, Suite 200,
  Austin, Texas 78730
Timothy D. Webb (6)....................................     468,216      4.60
John M. Velasquez (7)..................................      85,000        *
Michael J. Maples (8)..................................      55,278        *
Pedro A. Fernandez (9).................................      36,250        *
Kevin B. Kurtzman (10).................................      34,010        *
Thomas A. Herring (11).................................      29,421        *
Brent R. Terry (12)....................................      17,798        *
Kenneth L. Drake, Ph.D. (13)...........................      16,500        *
All directors and executive officers as a group
 (sixteen persons) (14)................................   4,666,415     44.12%

--------
  *  Indicates less than 1%
 (1) Beneficial ownership is calculated in accordance with the rules of the Securities and Exchange Commission in accordance with Rule 13d-3(d)(i). In computing the number of shares beneficially owned by a person and the percentage ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or become exercisable within 60 days following February 29, 2000 are deemed outstanding. However, such shares are not deemed outstanding for the purpose of computing the percentage ownership of any other person. Unless otherwise indicated in the footnotes to this table, the persons and entities named in this table have sole voting and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable.
 (2) Includes 17,857 shares issuable upon exercise of options and 24,872 shares issuable upon exercise of warrants.
 (3) Includes 17,857 shares issuable upon exercise of options and 24,872 shares issuable upon exercise of warrants.

 (4) Includes 24,872 shares issuable upon exercise of warrants.
 (5) Includes 80,000 shares issuable upon exercise of options.
 (6) Includes 385,716 shares issuable upon exercise of options. Of these shares, 285,716 would be unvested and subject to repurchase rights if exercised.
 (7) Includes 37,500 shares issuable upon exercise of options.
 (8) Includes 47,278 shares issuable upon exercise of options.
 (9) Includes 31,250 shares issuable upon exercise of options.
(10) Includes 34,010 shares issuable upon exercise of options.
(11) Includes 29,421 shares issuable upon exercise of options.
(12) Includes 17,798 shares issuable upon exercise of options.
(13) Includes 16,500 shares issuable upon exercise of options.
(14) See notes 2-13 above.

                                  MANAGEMENT

EXECUTIVE OFFICERS

   Set forth below is certain information concerning the executive officers of the Company as of February 29, 2000:

NAME                     AGE                       POSITION HELD
----                     ---                       -------------
Timothy D. Webb.........  39 President and Chief Executive Officer
Keith D. Thatcher.......  41 Chief Financial Officer, Treasurer & Senior Vice President
Dean H. Blythe..........  41 Senior Vice President, Corporate Development
Ted L. Downey...........  50 Senior Vice President, Western Area
Pedro A. Fernandez......  34 Senior Vice President of Corporate Strategy and Marketing
John M. Velasquez.......  36 Senior Vice President, Central Area
Mary Anne Clement.......  40 Vice President, People and Culture
Kenneth L. Drake,
 Ph.D. .................  48 Vice President, e-Performance
Cathy S. Hetzel.........  48 Vice President, e-TV
Nancy A. Richardson,
 Esq ...................  39 General Counsel, Secretary and Vice President

   Biographical information concerning Mr. Webb is set forth under "PROPOSAL 1--Election of Directors."

   Mr. Thatcher was promoted to Senior Vice President of Finance in February 2000. Mr. Thatcher continues to serve as the Chief Financial Officer and Treasurer of PSW, positions he has held since May 1998 and October 1996, respectively. From October 1994 to June 1996, Mr. Thatcher was Chief Financial Officer, Secretary and Treasurer of Tanisys Technology, Inc., a technology start-up company involved in developing commercial applications for capacitive touch technology. Prior thereto, Mr. Thatcher served as Vice President and Treasurer for Kinetic Concepts, Inc., a medical services and products company, from 1987 to 1994. From 1985 to 1987, Mr. Thatcher was employed by Peat Marwick Main & Co. as an audit manager. Mr. Thatcher earned a bachelor's degree in accountancy from Northern Arizona University.

   Mr. Blythe joined PSW in February 2000 to serve as Senior Vice President, Corporate Development. From October 1994 to February 2000, Mr. Blythe was Senior Vice President, Corporate Development for Hearst-Argyle Television, Inc. Prior to that, Mr. Blythe was Vice President, Business Development at A.H. Belo Corporation. Mr. Blythe holds a bachelor's degree in economics from Miami University and a J.D. from Duke University.

   Mr. Downey was named Senior Vice President, Western Area in February 2000, after joining PSW in December 1999. From February 1996 to December 1999, Mr. Downey was a Vice President with Oracle Corporation. Prior to joining Oracle, Mr. Downey was with Intergraph Corporation. Mr. Downey holds a master's degree in economics and a bachelor's degree in political science from the University of Illinois.

   Mr. Fernandez was named Senior Vice President of Corporate Strategy and Marketing in February 2000, having previously served as Vice President of Corporate Strategy and Marketing since January 1999. Prior to joining PSW, Mr. Fernandez served as Vice President, People Soft Solutions for Syntel, Inc. from April 1998 to November 1998. Mr. Fernandez was a Director for Cambridge Technology Partners from January 1994 to April 1998 and prior to that was employed by Andersen Consulting. Mr. Fernandez holds a bachelor's degree in computer engineering from the University of Miami.

   Mr. Velasquez was named Senior Vice President, Central Area in February 2000, having previously served as Vice President of Enterprise Solutions since January 1999. Prior to joining PSW, Mr. Velasquez served as Vice President, Data Warehousing for Syntel, Inc. from April 1998 until January 1999. From 1994 to 1998, Mr. Velasquez was president of a consulting firm specializing in systems design and management and prior to that was employed by Andersen Consulting. Mr. Velasquez holds a bachelor's degree in industrial engineering from Stanford University.

   Ms. Clement was named Vice President, People and Culture in February 2000, after joining PSW in August 1999 as Associate Vice President, Special Operations. From December 1993 to August 1999, Ms. Clement was a Director with McCall Consulting Group. Ms. Clement holds a MBA from Southern Methodist University and a bachelor's degree from Randolph-Macon Woman's College.

   Mr. Drake was named Vice President, e-Performance in February 2000, having previously served as Vice President of Software Research and Development Services since February 1999, and as our Vice President of Enterprise Solutions Migration Services since May 1998. Prior to joining PSW, Mr. Drake served as President of Technology Business Ventures and Savantage, Inc., both of which were start-up companies in the software industry, from October 1994 to April 1998. Mr. Drake holds a doctorate in electrical engineering from the University of Michigan.

   Ms. Hetzel was named Vice President, e-TV and Broadband in February 2000. Prior to PSW, Ms. Hetzel served as Senior Vice President, Residential Business of Digital Cable Radio Associates in 1998 and 1999. Ms. Hetzel had previously served as Senior Vice President, Affiliate Sales & Marketing and Sales and Affiliate Relations for Digital Cable Radio Associates between 1994 and 1998. Ms. Hetzel attended San Diego State University.

   Ms. Richardson was named General Counsel, Secretary, and Vice President of PSW in May 1998 after providing legal services to the company since May 1997. Ms. Richardson had been a sole practitioner from November 1995 to May 1998. Ms. Richardson began her career with Ernst & Young. Ms. Richardson holds a JD and MBA from the University of Texas and a bachelor's degree in accountancy from St. Edward's University.

                            EXECUTIVE COMPENSATION

SUMMARY COMPENSATION INFORMATION

   The following table provides certain summary information concerning the compensation earned by the Company's Chief Executive Officer and each of the other four most highly compensated executive officers of the Company whose salary and bonus for the 1999 year was in excess of $100,000, for services rendered in all capacities to the Company for the years ended December 31, 1997, 1998 and 1999. The listed individuals shall be hereafter referred to as the "Named Executive Officers".

                          SUMMARY COMPENSATION TABLE

                                                                                           LONG-TERM
                                                          ANNUAL COMPENSATION                AWARDS
                                           ----------------------------------------------- -----------
NAME AND PRINCIPAL                                                      OTHER ANNUAL        STOCK
POSITION                                   YEAR SALARY ($)(1) BONUS ($) COMPENSATION ($)(2) OPTIONS (#)
------------------                         ---- ------------- --------- ------------------- -----------
Timothy D. Webb.........                   1999    329,344         --          1,612               --
  Chief Executive Officer                  1998    109,567         --             --          500,000
                                           1997         --         --             --               --

John M. Velasquez.......                   1999    210,938     85,265            746          150,000
  Vice President of                        1998         --         --             --               --
  Enterprise Solutions                     1997         --         --             --               --

Pedro A. Fernandez......                   1999    191,666     30,000             --          125,000
  Vice President of Corporate              1998         --         --             --               --
  Strategy and Marketing                   1997         --         --             --               --

Kenneth L. Drake........                   1999    166,236         --             --           48,500
  Vice President, e-Performance            1998     77,364         --             --           17,500
                                           1997         --         --             --               --

Brent R. Terry..........                   1999    148,500         --          1,485           19,648
  Vice President of Embedded Solutions     1998    131,667         --             --           21,700
  Vice President of Embedded Solutions     1997    100,108     11,000             --            4,000

--------
(1) Includes salary deferral contributions to the Company's 401(k) Plan.
(2) The indicated amount for each Named Executive Officer is comprised of the contributions made by the Company on behalf of such individual to the Company's 401(k) Plan which is part of such officer's salary deferral contributions to that plan.

STOCK OPTION INFORMATION

   The following table sets forth certain information regarding option grants made pursuant to the Company's 1996 Stock Option/Stock Issuance Plan during 1999 to each of the Named Executive Officers.





                                         INDIVIDUAL GRANTS                  POTENTIAL REALIZABLE
                         --------------------------------------------------   VALUE AT ASSUMED
                          NUMBER OF   PERCENTAGE OF                         ANNUAL RATES OF STOCK
                          SECURITIES  TOTAL OPTIONS                          PRICE APPRECIATION
                          UNDERLYING   GRANTED TO                            FOR OPTION TERM(2)
                           OPTIONS      EMPLOYEES     EXERCISE   EXPIRATION ---------------------
NAME                      GRANTED (#)  IN 1999(1)   PRICE ($/SH)    DATE      5% ($)    10% ($)
----                     ------------ ------------- ------------ ---------- ---------- -----------
Timothy D. Webb.........        --           --           --           --           --         --
John M. Velasquez.......   150,000        10.29%       3.063      1/25/09      284,550    730,050
Pedro A. Fernandez......   125,000         8.57%        2.75      1/18/09      212,500    546,250
Kenneth L. Drake........    48,500         3.32%       3.875       2/9/09      116,157    298,517
Brent R. Terry..........    17,700         1.21%       3.875       2/9/09       42,391    108,943

                       OPTION GRANTS IN LAST FISCAL YEAR

--------
(1) Based on an aggregate of 1,457,590 options granted to employees in fiscal 1999, including options granted to the Named Executive Officers.
(2) Amounts represent hypothetical gains that could be achieved for the respective options at the end of the 10-year option term. The assumed 5% and 10% rates of stock appreciation are mandated by rules of the Securities and Exchange Commission and do not represent the Company's estimate of the future market price of the Common Stock. These amounts do not take into account any other appreciation in the price of the Common Stock from the date of grant to the current date.

   No options were exercised by the Named Executive Officers in 1999. The following table sets forth for each of the Named Executive Officers certain information concerning the value of unexercised options at the end of 1999:

                         FISCAL YEAR-END OPTION VALUES

                                     NUMBER OF
                               SECURITIES UNDERLYING     VALUE OF UNEXERCISED
                              UNEXERCISED OPTIONS AT    IN-THE-MONEY OPTIONS AT
                               DECEMBER 31, 1999 (#)   DECEMBER 31, 1999 (1)($)
                             ------------------------- -------------------------
NAME                         EXERCISABLE UNEXERCISABLE EXERCISABLE UNEXERCISABLE
----                         ----------- ------------- ----------- -------------
Timothy D. Webb.............   385,716      114,284     6,340,400    1,878,600
John M. Velasquez...........    37,500      112,500       632,812    1,898,438
Pedro A. Fernandez..........    31,250       93,750       537,125    1,611,375
Kenneth L. Drake............     4,375       61,625        78,752    1,015,312
Brent R. Terry..............    12,886       37,693       238,365      450,113

--------
(1) Based on an estimated fair value of the Company's Common Stock at December 31, 1999 ($19.94 per share) less the exercise price payable for such shares.

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

   The Company has entered into an employment agreement with Timothy D. Webb dated August 28, 1998 (the "Webb Agreement"). Pursuant to the Webb Agreement, the Company agreed to pay Mr. Webb an annual base salary of $325,000 and to provide customary fringe benefits. In addition, the Company agreed to issue to Mr. Webb options under the Plan to purchase an aggregate of 500,000 shares of Common Stock at $3.50 per share. The options vest over six (6 ) years with 100,000 vesting upon Mr. Webb's completion of six months of employment, an additional 100,000 vesting upon the completion of two years of employment, an additional

100,000 vesting upon the completion of three years of employment, 25,000 vesting upon the completion of four years of employment, 75,000 vesting upon the completion of five years of employment, and 100,000 vesting upon the completion of six years of service. The options shall be Incentive Stock Options up to the permitted limitation as of the hire date. Accordingly, 199,997 options were classified as Incentive Stock Options. The Webb Agreement terminates August 28, 2004.

   The Company has entered into employment agreements with no defined termination dates with each of Messrs. Velasquez, Fernandez, Drake and Terry dated January 25, 1999, January 18, 1999, May 2, 1998 and June 24, 1992,
respectively (the "Executive Agreements"). Pursuant to the Executive Agreements, the Company agreed to pay Messrs. Velasquez, Fernandez, Drake, and Terry annual base salaries of $225,000, $200,000, $175,000 and $150,000, respectively, and to provide customary fringe benefits.

   The Company has entered into written agreements with its officers whereby in the event of the officer's involuntary termination within 18 months following an acquisition of the Company or change in control of the Company's Board of Directors, any unvested options assumed or replaced in connection with the acquisition or otherwise outstanding will automatically accelerate so that the option shall become immediately exercisable.

   The Executive Agreements contain provisions which, among others, prohibit the employee from disclosing or otherwise using certain confidential information, assign to the Company inventions or ideas conceived by the employee during his employment, prohibit solicitation by the employee of clients and other employees of the Company and prohibit the employee from accepting any opportunity (whether by contract or full-time employment) with the Company's clients. Pursuant to the terms of the Executive Agreements, either party may terminate the employment relationship without cause upon two weeks' prior written notice to the other party. The Company may terminate the employment relationship in its sole discretion without cause, effective immediately, upon payment of two weeks' salary to the employee or immediately for cause upon written notice.

   The Compensation Committee as Plan Administrator of the Plan will have the authority to provide for the accelerated vesting of outstanding options held by the Chief Executive Officer and any other executive officer or the shares of Common Stock subject to direct issuances held by such individual, in connection with certain changes in control of the Company or the subsequent termination of the officer's employment following the change in control event.

KEY-PERSON LIFE INSURANCE

   The Company does not maintain key-person life insurance policies on the lives of any of its executive officers.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

   Executive compensation decisions are made by the Compensation Committee of the Board of Directors which consists of Messrs. Saadi, Ateyeh and Maples. None of these individuals was an officer or employee of the Company at any time during the 1999 fiscal year or at any other time. During 1999, no current executive officer of the Company served as a member of the Board of Directors or compensation committee of any other entity that has or has had one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

   It is the duty of the Compensation Committee to review and determine the salaries and incentive compensation of the officers of the Company, including the President and Chief Executive Officer, and provide recommendations for the salaries and incentive compensation of the other employees and the consultants of the Company. The Compensation Committee also administers various incentive compensation, stock and benefit plans.

   The Compensation Committee believes that the compensation programs for the Company's executive officers should reflect the Company's performance and the value created for the Company's stockholders. In addition, the compensation programs should support the short-term and long-term strategic goals and values of the Company and should reward individual contribution to the Company's success. The market for system integration and software development services is very competitive, and the Company's success depends upon its ability to attract and retain qualified executives through the competitive compensation packages it offers to such individuals.

   General Compensation Policy. The Compensation Committee's policy is to provide the Company's executive officers with compensation opportunities which are based upon their personal performance, the financial performance of the Company and their contribution to that performance and which are competitive enough to attract and retain highly skilled individuals. Each executive officer's compensation package is comprised of three elements: (i) base salary that is competitive with the market and reflects individual performance, (ii) annual variable performance awards payable in cash or stock options and tied to the Company's achievement of annual financial performance goals and (iii) long-term stock based incentive awards designed to strengthen the mutuality of interests between the executive officers and the Company's stockholders. As an officer's level of responsibility increases, a greater proportion of his or her total compensation will be dependent upon the Company's financial performance and stock price appreciation rather than base salary.

   Compensation decisions were made by the Compensation Committee. The principal factors that were taken into account in establishing each executive officer's compensation package for 1999 are described below. However, the Compensation Committee may in its discretion apply entirely different factors, such as different measures of financial performance, for future fiscal years.

   Base Salary. The base salary for each officer reflects the salary levels for comparable positions in similar companies, such as systems integrators and software companies, as well as the individual's personal performance and internal alignment considerations. The relative weight given to each factor varies with each individual in the sole discretion of the Compensation Committee. Each executive officer's base salary is subject to minimums set forth in their respective employment agreements and is adjusted each year on the basis of (i) the Compensation Committee's evaluation of the officer's personal performance for the year and (ii) the competitive marketplace for persons in comparable positions. The Company's performance and profitability may also be a factor in determining the base salaries of executive officers.

   Annual Incentives. The Company maintains a cash incentive to reward executive officers and other key employees for attaining defined performance targets. For most executive officers and other key employees, bonuses are based primarily on Company-wide performance targets. For some management personnel, Company-wide performance is a factor, however significant weight is also given to individual performance and performance of an operating group within the Company. Upon achievement of a performance target, an employee is entitled to a cash payment.

   In setting performance targets, the Company considered its historical performance and underlying business model, and external as well as internal expectations related to 1999 revenue and operating profits. The financial factors were derived directly from the Company's 199 operating plan.

   Long Term Incentives. Generally, stock option grants for the Company's executive officers are reviewed twice annually by the Compensation Committee. Each grant is designed to maintain a significant unvested position to provide incentives to create stockholder value and allows the officer to acquire shares of the Company's Common Stock at a fixed price per share (the fair value on the grant date) over a specified period of time (up to ten years). Options are immediately exercisable, but option shares that are purchased subject to vesting restrictions are repurchasable by the Company at the exercise price if the officer's employment is terminated prior to the vesting date.

   The size of the option grant to each executive officer, including the Chief Executive Officer, is set by the Compensation Committee at a level that is intended to create a meaningful opportunity for stock ownership based upon the individual's current position with the Company, the individual's personal performance in recent periods and his or her potential for future responsibility and promotion over the option term. The relevant weight given to each of these factors varies from individual to individual. The Compensation Committee has established certain guidelines with respect to the option grants made to the executive officers, but has the flexibility to make adjustments to those guidelines at its discretion.

   CEO Compensation. In setting the total compensation payable to Mr. Webb, the Company's President and Chief Executive Officer, for the 1999 fiscal year, the Compensation Committee sought to make that compensation competitive with the chief executive officers of other comparable companies, while at the same time assuring that a significant percentage of compensation was incentive based, primarily tied to Company performance and stock price appreciation.

   The Compensation Committee sets Mr.Webb's base salary with the objective of maintaining his base salary at a competitive level when compared with the base salary levels in effect for similarly situated chief executive officers.

   Compliance with Internal Revenue Code Section 162(m). Section 162(m) of the Internal Revenue Code disallows a tax deduction to publicly held companies for compensation paid to certain of their executive officers, to the extent that such compensation exceeds $1 million per covered officer in any fiscal year. The limitation applies only to the compensation which is not considered to be performance-based. Non-performance based compensation paid to the Company's executive officers for 1999 did not exceed the $1 million limit per officer, and the Compensation Committee does not anticipate that the non-performance based compensation to be paid to the Company's executive officers for 2000 will exceed that limit. The Plan has been structured so that any compensation deemed paid in connection with the exercise of option grants made under the Plan with an exercise price equal to the fair market value of the option shares on the grant date will qualify as performance-based compensation which will not be subject to the $1 million limitation. Because it is unlikely that the cash compensation payable to any of the Company's executive officers in the foreseeable future will approach the $1 million limit, the Compensation Committee has decided at this time not to take any action to limit or restructure the elements of cash compensation payable to the Company's executive officers. The Compensation Committee will reconsider this decision should the individual cash compensation of any executive officer ever approach the $1 million level.

   It is the opinion of the Compensation Committee that the executive compensation policies and plans provide the necessary total remuneration program to properly align the Company's performance and the interests of the Company's stockholders through the use of competitive and equitable executive compensation in a balanced and reasonable manner, for both the short and long-term.

STOCK PERFORMANCE GRAPH

   The graph below depicts the Company's stock price as an index assuming $100 invested on June 5, 1997 (the date of the Company's initial public offering), along with the composite prices of companies listed in the S & P Software & Services Companies Index and Nasdaq Stock Market (U.S. Companies) Index. This information has been provided to the Company by the Standard & Poor's Computers Index and the Nasdaq Stock Market. The comparisons in the graph are required by regulations of the Securities Exchange Commission and are not intended to forecast or to be indicative of the possible future performance of the Common Stock.


                                                Cumulative Total Return
                                        ---------------------------------------
                                          6/5/97     12/97     12/98    12/99

PSW TECHNOLOGIES, INC.                    100.00     161.11     33.33   221.53
NASDAQ STOCK MARKET (U.S.)                100.00     112.86    159.04   287.32
S&P COMPUTERS (SOFTWARE & SERVICES)       100.00     104.21    188.82   349.19



   Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, which might incorporate future filings made by the Company under those statutes, the preceding Report on Executive Compensation and the Stock Performance Graph will not be incorporated by reference into any of those prior filings, nor will such report or graph be incorporated by reference into any future filings made by the Company under those acts.

CERTAIN TRANSACTIONS WITH MANAGEMENT

 Pencom Relationship

   The Company entered into an agreement with Pencom effective as of January 31, 1997 whereby the Company guaranteed obligations of Tivoli Systems, Inc., a Texas corporation and wholly-owned subsidiary of IBM ("Tivoli") under Pencom's sublease agreement with Tivoli. Such sublease agreement expires on September 30, 2000 and provided for annual rent of approximately $380,404 in 1999.

 Registration Rights Agreement

   The Company has entered into an agreement with certain of its existing stockholders and the warrantholders pursuant to which such stockholders and warrantholders were granted certain registration rights.

 Employment Agreements

   The Company has entered into employment agreements with all of its executive officers. See "Employment Contracts and Change of Control Agreements".

               COMPLIANCE WITH SECTION 16(A) OF THE EXCHANGE ACT

   Section 16(a) of the Securities Exchange Act of 1934 requires the Company's officers and directors, and persons who own more than 10% of a registered class of the Company's equity securities, to file reports of ownership and changes in ownership of Common Stock and Company securities with the Securities and Exchange Commission and the Nasdaq Stock Market. Officers, directors and greater than 10% beneficial owners are required by Securities and Exchange Commission regulations to furnish the Company with copies of all
Section 16(a) forms they file.

   Based solely upon a review of the copies of such forms furnished to the Company or written representations from certain reporting persons that no Forms 5 were required, the following individuals inadvertently filed late Forms 4 for reporting sales of common stock: Edward C. Ateyeh, Jr., Edgar G. Saadi, and Wade E. Saadi. The Company believes that, during 1999, its other executive officers, directors, and greater than 10% beneficial owners complied with all other applicable Section 16(a) reporting requirements.

                             STOCKHOLDER PROPOSALS

   Under the present rules of the Securities and Exchange Commission and the Bylaws of the Company, the deadline for stockholders to submit proposals to be considered for inclusion in the Company's Proxy Statement for the 2001 Annual Meeting of Stockholders is December 21, 2000. Such proposals may be included in next year's Proxy Statement if they comply with certain rules and regulations promulgated by the Securities and Exchange Commission and the procedure set forth in the Bylaws of the Company.

                                   FORM 10-K

   THE COMPANY WILL MAIL WITHOUT CHARGE, UPON WRITTEN REQUEST, A COPY OF ITS ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS, SCHEDULES AND LIST OF EXHIBITS. REQUESTS SHOULD BE SENT TO THE ATTENTION OF CHIEF FINANCIAL OFFICER, AT THE COMPANY'S EXECUTIVE OFFICES LOCATED AT 6300 BRIDGEPOINT PARKWAY, BUILDING 3, SUITE 200, AUSTIN, TEXAS 78730.

                                 OTHER MATTERS

   The Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters set forth in this Proxy Statement. Should any other matter requiring a vote of the stockholders arise, the persons named as proxies on the enclosed proxy card will vote the shares represented thereby in accordance with their best judgment in the interest of the Company. Discretionary authority with respect to such other matters is granted by the execution of the enclosed proxy card.

                                          By Order of the Board of Directors,

                                      /S/ NANCY A. RICHARDSON

                                          NANCY A. RICHARDSON
                                          Secretary

April 20, 2000

PROXY

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                            PSW TECHNOLOGIES, INC.

   The undersigned hereby appoints Timothy D. Webb and Wade E. Saadi as proxies, and each of them, with full power of substitution, and hereby authorizes them to represent the undersigned and to vote all of the shares of Common Stock of PSW TECHNOLOGIES, INC. (the "Company") held of record by the undersigned on March 31, 2000 at the Annual Meeting of Stockholders of the Company to be held on Wednesday May 17, 2000, and any adjournment(s) thereof as follows and in accordance with their judgment upon any other matter properly presented:

      (Continued, and to be marked, dated and signed, on the other side)

--------------------------------------------------------------------------------
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

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS DIRECTED BY THE UNDERSIGNED STOCKHOLDER.      Please mark
IF DIRECTIONS ARE NOT INDICATED, THE PROXY WILL BE VOTED TO ELECT THE NOMINEES DESCRIBED        your votes as     [X]
IN ITEM 1 AND FOR ITEMS 2, 3, 4 AND 5.                                                          indicated in
                                                                                                this example

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR         FOR   WITHHELD                                            FOR  AGAINST  ABSTAIN
ITEMS 1, 2, 3, 4 AND 5.                                    FOR ALL
Item 1. Election of Seven Directors                  [_]     [_]          ITEM 2- APPROVAL OF AN AMENDMENT TO  [_]    [_]     [_]
                                                                                  1996 STOCK OPTION/STOCK
 Nominees                                                                         ISSUANCE PLAN.

Dr. W. Frank King, Wade E. Saadi, Edward C. Ateyeh, Jr.,                  ITEM 3- APPROVAL OF AN AMENDMENT TO  [_]    [_]     [_]
Thomas A. Herring, Kevin B. Kurtzman, Michael J. Maples                           EMPLOYEE STOCK PURCHASE PLAN.
and Timothy D. Webb
                                                                          ITEM 4- APPROVAL OF AN AMENDMENT TO  [_]    [_]     [_]
(INSTRUCTION: To withhold authority to vote for any individual                    THE CERTIFICATE OF
nominee, write that nominee's name in the space provided below.)                  INCORPORATION.
__________________________________________________________
                                                                          ITEM 5- RATIFY THE APPOINTMENT OF    [_]    [_]     [_]
                                                                                  ERNST & YOUNG AS INDEPENDENT
                                                                                  AUDITORS FOR THE FISCAL YEAR 2000.


                                                                                  _____
                                                                                      |
                                                                                      |


SIGNATURE _____________________________________ SIGNATURE ________________________________________ DATE ____________
NOTE: PLEASE SIGN AS NAME APPEARS HEREON. IF SHARES ARE HELD JOINTLY, ALL HOLDERS MUST SIGN. WHEN SIGNING AS ATTORNEY, EXECUTOR,
ADMINISTRATOR, TRUSTEE OR GUARDIAN, PLEASE GIVE FULL TITLE AS SUCH. IF A CORPORATION, PLEASE SIGN IN FULL CORPORATE NAME BY
PRESIDENT OR OTHER AUTHORIZED OFFICER. IF A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

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